EXHIBIT 2.1

xxx
                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT


         THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 29th day of August, 1997 by and among Western Micro Technology, a Delaware corporation and successor in interest to Western Micro Technology, Inc., a California corporation ("WMT"), Star Management Services, Inc., a Delaware corporation (the "Company"), Harvey E. Najim ("Stockholder 1") and Carlton Joseph Mertens II ("Stockholder 2") (Stockholder 1 and Stockholder 2 being hereinafter together referred to as the "Stockholders").

                              W I T N E S S E T H :

         WHEREAS, WMT, the Company and the Stockholders have heretofore entered into that certain Stock Purchase Agreement dated as of June 4, 1997 (the "Purchase Agreement");

         WHEREAS, the Stockholders and WMT have heretofore executed that certain letter agreement dated July 22, 1997 (the "Extension Letter") extending the term of the Purchase Agreement and amending the Purchase Agreement with respect to certain other matters as set forth therein (the Purchase Agreement as amended by the Extension Letter is hereinafter referred to as the "Amended Purchase Agreement");

         WHEREAS, WMT, the Company and the Stockholders desire to further amend the Purchase Agreement in certain respects; and

         WHEREAS, unless otherwise defined herein, terms defined the Purchase Agreement are used herein as defined therein;

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties hereto agree as follows:

         1. WMT, the Company and the Stockholders hereby acknowledge and agree that WMT is unable to fulfill its obligations to consummate the transactions contemplated by the Purchase Agreement by August 31, 1997 as contemplated by the Amended purchase Agreement. As a result, (i) the Stockholders are entitled to terminate the purchase Agreement at any time after August 31, 1997 pursuant to
Section 11.1 of the Purchase Agreement and pursuant to the Extension Letter and
(ii) WMT is obligated to pay the Company a termination fee of $1,000,000, of which $500,000 has already been paid to the Company as set forth in the Extension Letter. WMT hereby agrees to pay to the Company the remaining $500,000 of the termination fee on or before Thursday, September 4, 1997.

         2. The parties acknowledge and agree that the Amended Purchase Agreement has not been terminated as of the date hereof and shall remain in effect, as amended herein, until

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September 5, 1997 at which time it will automatically terminate unless the
Stockholders, in their sole discretion, agree to extend the term of the Amended Purchase Agreement. Further, the parties agree that (i) the Stockholders and the Company shall have no obligation to consummate the transactions contemplated by the Amended Purchase Agreement unless all of the their conditions to Closing set forth in the Purchase Agreement (including without limitation, the condition with respect to acceptable financing set forth in Section 8.2(h) of the Purchase Agreement) and the Extension Letter are fulfilled and (ii) and the Stockholders shall not have any liabilities or obligations to WMT with respect to any fees or expenses that may be incurred hereinafter by WMT in connection with WMT obtaining the financing necessary to consummate the transactions. In no event shall the Stockholders be deemed to have waived any rights to object to or find unsatisfactory, or to have otherwise consented to or agreed to the acceptability of, any of the proposed financing transactions under consideration by WMT. In the event that WMT fails to pay the termination fee as described in Section 1 above, the Company and the Stockholders shall be entitled to pursue all remedies to which they are entitled under this Amendment or the Amended Purchase Agreement.

         3. Notwithstanding any provision in this Amendment, or the Amended Purchase Agreement to the contrary, WMT hereby waives any rights it may have to the termination fee and in no event shall the Stockholders or the Company be required to return any portion of the $1,000,000 termination fee; provided, however, if the transactions contemplated in the Purchase Agreement are consummated, $500,000 of the termination fee shall be credited toward the payment of the Purchase Price. If the transactions contemplated in the Amended Purchase Agreement are not consummated, for any reason, WMT shall have no rights with respect to any of the termination fee or any other claim or remedy against the Stockholders or the Company.

         4. The "no-solicitation" provisions set forth in Section 6.2(e) of the Purchase Agreement and the Mutual Nondisclosure and Non-Solicitation Agreement, dated April 22, 1997, shall have no force or effect with respect to negotiations with Arrow Electronics, Inc. Notwithstanding any provision in the Amended Purchase Agreement or the Mutual Nondisclosure and Non-Solicitation Agreement, or any other agreement or understanding between the parties, whether verbal or written, the parties expressly agree that during the term of the Amended Purchase Agreement and thereafter, the Stockholders and the Company shall be entitled to negotiate with Arrow Electronics, Inc. or any affiliate or subsidiary thereof ("Gates Arrow"). None of the Stockholders, the Company or Gates Arrow shall have any liability or obligation to WMT arising therefrom.

         5. WMT agrees that (i) Section 2.2(a)(B) of the Purchase Agreement shall be, and is hereby, amended to provide that the number of shares of WMT Common to be issued to Stockholder 2 pursuant thereto shall be 480,000 shares, and (ii) in addition to the other cash payments to be made to the Stockholders pursuant to the Amended Purchase Agreement, WMT shall pay to Stockholder 2 at the Closing an amount equal to $5,000,000 minus (A) 460,000 multiplied by (B) the Share Price (as hereinafter defined). The "Share Price" shall be equal to the lesser of (i) the average closing bid price of WMT Common for the 5

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trading days ending August 29, 1997 and (ii) the average closing bid price of
WMT Common for the 5 trading days ending on the day immediately preceding the day of Closing.

         6. WMT agrees to, and does hereby, transfer to the Company all rights to the name "Business Partner Solutions" and waives any rights it may have to such name. WMT acknowledges that the Company may commence the use of the name "Business Partner Solutions, Inc." prior the Closing and consents thereto. WMT will take such further actions as reasonably necessary to transfer the rights to such name and enable the Company to use such name in its operations.

         7. The Amended Purchase Agreement shall remain in full force and effect without change, except to the extent amended or modified hereby.

         IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date and year first above written.

                                     WESTERN MICRO TECHNOLOGY, INC.



                                     By     /s/ P. Scott Munro
                                        ----------------------------------------

                                     Title   President & CEO
                                           -------------------------------------


                                     STAR MANAGEMENT SERVICES, INC.



                                     By   /s/ Harvey E. Najim
                                        ----------------------------------------

                                     Title   President & CEO
                                           -------------------------------------



                                     /s/ Harvey E. Najim
                                     -------------------------------------------
                                                  Harvey E. Najim



                                     /s/ Carlton Joseph Mertens
                                     -------------------------------------------
                                             Carlton Joseph Mertens II

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NOTE: Subject to confirming with Harvey Najim and Joe Mertens that "WMT" has no obligation to consumate the transaction contemplated by the Amended Purchase Agreement unless all of its conditions to closing set forth in the Purchase Agreement and Extension Letter are fulfilled.

/s/ P. Scott Munro

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